UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Simon Property Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 20, 2023
Dear Fellow Shareholders,
We are writing to provide you with additional information as you prepare to cast your votes at our 2023 Annual Meeting of Shareholders on May 4, 2023. Both Institutional Shareholder Services (“ISS”) and Glass Lewis (collectively, the “Proxy Firms”) are recommending that shareholders (i) vote against Proposal 2 in our definitive proxy statement filed by Simon Property Group, Inc. (the “Company”), with the U.S. Securities and Exchange Commission (“SEC”) on March 23, 2023 (the “Proxy Statement”), which is an advisory vote to approve compensation of our Named Executive Officers, (ii) vote against certain incumbent independent directors who are members of the Governance and Nominating Committee (the “G&N Committee”) based on a capital structure that has been in existence since 1993 and (iii) vote against a certain long-standing member of the G&N Committee based on an inaccurate application of information on gender diversity. We believe that the information in this letter, along with the Proxy Statement, will be helpful to you as you cast your vote and again encourage you to vote in accordance with recommendations of the Company’s Board of Directors FOR all proposals.1
Say-on-Pay
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On February 10, 2022, the Company’s Board of Directors (the “Board”), at the recommendation of the Compensation and Human Capital Committee of the Company (the “C&HC Committee”), approved cash awards (the “OPI Incentives”) to 23 executives of the Company, including David Simon, our Chairman of the Board, Chief Executive Officer and President (“CEO”). The Company disclosed these awards in a filing on Form 8-K on February 15, 2022.

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The Independent members of the Board approved and awarded the OPI Incentives to incentivize and reward extraordinary long-term performance in response to a partial monetization of a series of successful non-real estate investments dating back to 2016, which were outside the normal areas of responsibility for our CEO and 22 executives of the Company.

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Our recent operating performance has been impressive. The Company’s funds from operations (“FFO”)2 in 2020 was $9.11 per diluted share and by 2022, through the hard work, dedication, extraordinary efforts and leadership of our CEO and our management team, FFO increased to $11.95 per diluted share, a remarkable achievement.

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Since 2016, a number of the Company’s tenants have gone into bankruptcy. During this period, David Simon’s leadership provided an opportunity for the Company to make a series of strategic and opportunistic investments in certain retailers, brands and licensing companies. These transactions were unprecedented for Retail REITs and peer companies. Led by David Simon, the OPI Incentives were ultimately awarded based on a series of these successful transactions.

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In December 2021 the Company monetized a portion of the Company’s interest in Authentic Brands Group (“ABG”). Based on the most recent information made available to the Company, the current estimated value of its investment in ABG is in excess of approximately $1.8 billion and the Company’s net remaining cash investment, as of December 31, 2022, was $218.7 million.

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David Simon’s OPI Incentive award was $24.25 million, which is approximately 37% of the total pool of OPI Incentives awarded and equates to only approximately 1.5% of the value created through the investment in ABG over the investment period. Because these awards were associated with a series of strategic transactions that occurred over a 6-year period we believe that the OPI Incentives should be viewed over that extended timeframe.

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We believe that when properly viewed, and expressed over the six-year investment period, the inclusion of the OPI Incentives over such timeframe results in the CEO’s aggregate annual, total realized compensation being within the band of median pay (see Glass Lewis report, page 8; and ISS report, page 18 – 19).

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The exercise of discretion is something that must be evaluated with a long-term perspective in order to create and cultivate long-term shareholder value. David Simon has only earned 16.71% (79,480 shares) of granted equity awards associated with LTIP programs dating back to 2014, because of the rigorous targets and program designs; and the C&HC Committee elected not to exercise its discretion to meaningfully adjust the relevant targets during such time. David Simon has been with the Company since its initial public offering in 1993 and has been CEO for the past 28 years. In that time, he has not sold any shares of the Company and retains a significant equity position (see Schedule 13G/A filed with the SEC on February 14, 2023). He also purchased 150,000 shares in the open market during March 2020, evidencing a strong commitment to the Company and alignment with shareholders. As disclosed in the Proxy Statement, David Simon has not had a base pay increase since 2011, and as discussed above and detailed in the Proxy Statement, annual cash compensation and total realized equity awards have dramatically lagged behind peer companies historically. The Proxy Firms have short-term policies that do not comport with our long-term view of creating and enhancing shareholder value.

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We have exercised discretion in judiciously issuing equity and therefore, the Proxy Firms’ criticism is unwarranted, as evidenced by our overhang percentage of long-term incentive plans of approximately (i) 2.0% for the Company, (ii) 3.5% for our 4-digit GICS median, and (iii) 5.28% for the 4-digit GICS 75th percentile, together with an amazingly low three-year burn rate of only 0.03%, in each case calculated consistent with the Proxy Firms’ disclosed guidance (see ISS report, page 10).

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Additional metrics considered when determining the mix of compensation include the Company’s impressive SG&A cost efficiency ratio of approximately 3.2%, when compared to other peer REITs’ approximate ratios which range from 3.7% to 15.2%, all numbers based on the most recent filings with the SEC.

Governance & Nominating Committee
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We also disagree with ISS’s recommendations to vote against the independent directors who serve on the G&N Committee. This recommendation is based upon a multi-class voting structure, which was previously “grandfathered” by ISS but they decided to discontinue as of February 1, 2023. The Simon Family Group’s ownership of the 8,000 shares of Class B Common Stock gives it the ability to elect a non-controlling minority of directors to the Board, currently three (3) out of thirteen (13) directors overall. This is not a typical multi-class structure. The Class B Common Stock does not have “super-majority” or special control rights. This structure, which has been in place since the Company’s initial public offering almost 30 years ago, represents the Simon Family Group’s economic ownership interest and was an inducement at that time for the Simon Family Group and many other unit holders to contribute their assets to Simon Property Group, L.P., the Company’s operating partnership (the “OP”). Until ISS changed its policy, it had exempted this and similar structures. The exemptions reflected the twin realities that (i) the Board and the G&N Committee members do not have the authority to change this structure without the affirmative vote of the Class B Common Stock and (ii) the directors appointed by the Class B Common Stock do not constitute a majority and therefore lack the ability to independently approve or disapprove matters before the Board.

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In addition, the Company’s Restated Certificate of Incorporation also provides significant shareholder governance safeguards, including provisions providing that (i) any transaction involving the Company in which the Simon Family Group has an interest requires the affirmative vote of a majority of the independent directors of the Board, (ii) at least a majority of the directors must be independent and (iii) each member of the Audit Committee, G&N Committee and C&HC Committee must be independent.

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Moreover, the Company’s OP unitholders relied on this structure in deciding to contribute their assets to the OP, which has been key to the Company’s historic growth. These contributions resulted in the significant economic interest of these unit holders in the OP and its performance. As of December 31, 2022, there were 47.3 million OP units outstanding, each of which is exchangeable either for Class A common stock on a one-for-one basis or for cash, as determined by the Company. Until such OP units are exchanged for Class A shares of the Company, they do not possess any voting rights in the Company, which illustrates the reliance on this long-standing structure for the Company’s OP unit holders.

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When viewed in the proper context and applied to our structure, we believe that ISS’s position is an attempt to fix something that is not broken. The Company’s governance structure has been in place for 30 years and has served to properly govern the Company over that time period and therefore, we believe a withhold vote against members of the G&N Committee is unwarranted. We reiterate our recommendation that shareholders vote FOR each of the Board’s proposed nominees.

Gender Diversity
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In addition, Glass Lewis recommends a vote against the longest tenured member of our G&N Committee based on an incorrect application of facts to a guideline relating to gender diversity. As of May 4, 2023, the Board will have three (3) female directors out of the ten (10) independent directors standing for election by the holders of the Class A Common Stock, which equals thirty percent (30%) gender diversity. In addition, three of our last five independent directors have been female. Therefore, opposition of the longest tenured member of the G&N Committee is arbitrary and in conflict with the current status, recent efforts and success of the Board in continuing to diversify.

We hope that this letter provides additional, helpful information and context to the matters to be voted on and illustrate the thoughtful attention paid to our shared interest in creating and enhancing long-term shareholder value.
Sincerely,
Larry C. Glasscock Lead Independent Director Simon Property Group, Inc.	Reuben S. Leibowitz Chairman Compensation and Human Capital Committee Simon Property Group, Inc.
April 20, 2023
This letter, dated April 20, 2023, supplements the Proxy Statement for use at the 2023 annual meeting of shareholders to be held on May 4, 2023.

1
Capitalized terms used herein but not otherwise defined have the meanings set forth in the Proxy Statement.

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For a definition of FFO and reconciliation to the most directly comparable GAAP measure, refer to the Company’s 2022 Annual Report on Form 10-K.